Exhibit 4.18

THE SYMBOL “[***]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

Product-related Strategic Cooperation Agreement

Party A: Xiaomi Communications Co., Ltd.

Address: No. 019, F/9, Building 6, 33 Xi’erqi Middle Road, Haidian District, Beijing

Contact Person: ***

Tel: ***

Party B: Anhui Huami Information Technology Co., Ltd.

Address: Building H8, Innovation Industrial Park Phase II, 2800 Chuangxin Avenue, National High-tech Industry Development Zone, Hefei City, Anhui Province 230088

Contact Person: ***

Tel: ***

To protect the legitimate rights and interests of Party A and Party B (collectively, the “Parties” and, individually, a “Party”) and promote their common development, after friendly consultation, the Parties hereby agree as follows with respect to their strategic cooperation on product development in accordance with applicable Chinese laws and on the basis of equality, fairness, and mutual benefit:

Section 1 Definitions

As from the execution date of this Product-related Strategic Cooperation Agreement (this “Agreement”), the Parties will conduct Strategic Cooperation (as defined below) with each other on development and sales of products custom-made for Party A, namely smart band, smart watch (excluding kids’ watch and quartz watch), and smart scale (collectively, the “Products”). “Strategic Cooperation” referred to in this Agreement means that, with respect to the Products, Party A recognizes Party B as its preferred partner in the global market when the conditions for cooperation offered by Party A to Party B and to other potential partners of Party A are the same (hereinafter, “under the same conditions”), and when Party A intends to choose a partner to develop a new product, Party B will be Party A’s preferred choice under the same conditions.

Section 2 Party B’s Product Development Capabilities

Party B shall be capable of developing the Products independently or by integrating relevant resources and be able to quickly update or upgrade any Product or develop a new product when needed to meet a higher or new market demand.

1.     Party A will consult with Party B to determine a schedule for launching the Products in line with Party A’s actual needs. The period of the consultation shall not exceed sixty (60) calendar days starting from the date of notice from Party A to Party B and may be extended by the Parties as appropriate.

2.     Party B shall complete the development and ensure launching of the Products within the period agreed to by the Parties. If Party B fails to bring the Products to the market within the agreed period, or any Product fails to meet Party A’s requirements, Party A may unilaterally terminate this Agreement and the Strategic Cooperation.

3.     Quality targets for the Products

Party B shall be responsible for the quality of all products delivered by it, including the Products described in Section 1 hereof. Party B shall work towards the goal of zero defect by constantly improving its production processes and methods, enhancing product quality, and increasing the Products’ competitiveness and customer satisfaction. The specific targets of product quality are required in the agreement.

Product Name	Indicator	Target
Wristband	Monthly back repair rate	**
Smart Watch	Monthly back repair rate	**
Smart Scale	Monthly back repair rate	**

Note: “Back repair rate” means the proportion of the number of a Product that needs to be repaired due to a quality problem during a particular period to the total number of the same Product sold in the same period. For the avoidance of doubt, products returned for reasons other than quality problems under local customer protection laws or product return policies will not be counted into products that need to be repaired for quality reasons. Back repair rates shall be subject to the relevant after-sales data of Party A.

Party A may unilaterally terminate this Agreement and the Strategic Cooperation, if:

1.     Party B fails to achieve the quality targets set out in this Section for three consecutive (3) months; or

2.     Any Product developed by Party B has a serious quality problem, resulting in a mass recall.

Section 3 Sales Performance Targets

Provided that Party A has made its best efforts to promote and sell the Products, if the Products’ sales of a particular year is less than 80% of their sales of the previous year, or if, for two (2) consecutive years, the Products’ sales of a particular year is less than 120% of their sales of the previous year, then Party A may unilaterally terminate this Agreement and the Strategic Cooperation.

Section 4 Overseas Strategy

Where Party A’s business development needs entail an expansion into the international market, Party B shall provide strong assistance to Party A for matters needed in overseas sales, including but not limited to product certification, patent licensing, and special customization.

Party A may unilaterally terminate this Agreement and the Strategic Cooperation, if:

1.      Any Product developed by Party B fails to satisfy the requirements of a sales destination country, and such failure is not rectified. These requirements may include without limitation those for product specifications, product certification, product information safety, the product itself, packaging, and product software;

2.      Party B sells any Product in an overseas market without Party A’s written consent.

Section 5 Other Strategic Cooperation

1.     Except for the development and sales of the Products, both Parties agree to strategically cooperate with each other and form a preferred partnership in the field of chip development and algorithms regarding smart wearable technology on the basis of mutual benefit. Party B will provide Party A with algorithms developed by Party B and applied in the Products, and the Parties will otherwise negotiate the specific methods and details of the cooperation.

2.     Party B undertakes that, upon Party A’s request, Party B will provide Party A with complete and accurate technical documents related to the Products, the processes thereof, among others, in a timely manner, including but not limited to 2D and 3D drawings, SOP, and specifications of the Products or related materials. Unless otherwise agreed between the Parties, Party A shall not provide any of those technical documents to any third party which manufactures a product identical to a Product.

3.     Both Parties acknowledge and agree that Party A has the right to access and use, for publicity or other particular purposes, the WeChat and Weibo official accounts registered specifically for promoting the Products, which include but are not limited to Mi Fit (“小米运动”) and Mi Band (“小米手环”), and Party B shall provide necessary assistance in this regard to meet Party A’s needs.

4.     Both Parties agree to further negotiate, and enter into a supplemental agreement as soon as possible, on matters including the ********** of the Mi Fit application (“小米运动”) and the ******** of the WeChat and Weibo official accounts.

5.     If the Parties fail to enter into a supplemental agreement by December 31, 2020 as set out in the preceding paragraph, or if Party B breaches any provision in this Section, Party A may unilaterally terminate this Agreement and the Strategic Cooperation.

Section 6 Miscellaneous

Both Parties understand and agree that they execute this Agreement on behalf of themselves and their respective affiliates, and each Party is obligated to procure and make sure that its affiliates will comply with and perform this Agreement.

This Agreement is made and executed by the Parties in Haidian District, Beijing and shall take effect from the date when sealed by both Parties. The term of this Agreement is three (3) years.

Xiaomi Communications Co., Ltd. (seal)	Anhui Huami Information Technology Co., Ltd. (seal)

Signed by: /s/ Authorized Representative	Signed by: /s/ Authorized Representative
Authorized Representative	Authorized Representative

Date： October 19, 2020	Date：October 19, 2020